Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2008 relating to the consolidated financial statements of Oncothyreon Inc. appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Edmonton, Alberta, Canada
October 22, 2009